Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2014 Third Quarter Results

Third quarter sales decreased 11% to $438 million

Diluted EPS of $0.09 per share

Adjusted diluted EPS of $0.28 per share compared to $0.28 per share in prior year quarter

Company takes charge of $16.9 million for discontinued garden products

WALNUT CREEK, Calif.--(BUSINESS WIRE)--August 7, 2014--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for the third quarter ended June 28, 2014.

Net sales were $438.0 million, an 11 percent decrease from the comparable fiscal 2013 period. Revenues declined in both the Company’s Pet and Garden segments. Results were negatively impacted by a $16.9 million charge related to the discontinuance of two Garden products introduced in the spring of 2013 but benefitted from a $2.0 million gain on the sale of certain fixed assets. Gross margin declined 370 basis points due to lower margins in the Company’s Garden segment, principally as a result of the Garden charge recorded during the quarter. Third quarter operating income was $18.4 million, compared to operating income of $32.9 million in the third quarter of 2013. Adjusted operating income excluding the Garden charge and the gain on the sale of fixed assets was $33.3 million. Net income for the quarter was $4.7 million, or $0.09 per fully diluted share, compared with net income of $13.7 million or $0.28 per fully diluted share in the third quarter of 2013. Excluding the Garden charge and the gain on the sale of fixed assets, adjusted net income was $14.1 million and earnings per fully diluted share were $0.28 for the quarter.

Despite a concerted effort to improve the takeaway of the two Garden products introduced in 2013 through product, packaging, and placement changes, as well as aggressive promotions, the Company continued to experience weak consumer sales for these products in their second season. Late in the third quarter, major retailers indicated that they would not be supporting the products going forward. Consequently, the Company has made the decision to discontinue these products at the end of the Garden season. In conjunction with this decision, the Company recorded a $16.9 million charge to write off its inventory, and account for product returns, promotional allowances, and other costs related to the discontinuance of the products. The Company estimates that it may incur up to an additional $2.5 million in related disposal costs which would be reflected in the fourth quarter of 2014 and future quarters.

Said Central President & CEO John Ranelli, “The right decision was to cut our losses, discontinue the products and move forward. We are continuing our aggressive efforts to improve customer service, address issues that have impacted financial performance and position the Company to create value for shareholders.”

Garden Segment Details

Third quarter net sales for the Garden segment were $210.9 million, a decline of 18 percent from the third quarter of 2013, impacted by the acceleration of retailer demand from the Company’s third fiscal quarter into its second fiscal quarter. As previously communicated, this acceleration occurred due to retailers anticipating a favorable weather pattern and an early beginning to the Garden season. Accordingly, it was expected that third quarter sales would be lower than a year ago. While third quarter sales were down substantially due to timing, year-to-date sales for the Garden segment declined only two percent. The Garden segment’s branded product sales for the quarter decreased $42.8 million, or 20 percent, to $172.7 million while sales of other manufacturers’ products declined $2.6 million or six percent to $38.2 million, compared with the third quarter of 2013.

The Garden segment’s gross and operating margins declined during the quarter, reflecting the Garden product discontinuance charge, as well as lower gross margins in the grass seed, fertilizer, and controls businesses, which were negatively impacted by higher costs and unfavorable mix changes. For the third quarter, the Garden segment’s operating income was $4.0 million, a decrease from $13.7 million in the third quarter of 2013. Garden’s operating margin declined 340 basis points to 1.9%, including the Garden charge and a $2.0 million gain on the sale of fixed assets. Excluding the Garden charge and the gain on the sale of fixed assets, the segment’s adjusted operating income increased $5.2 million to $18.9 million, reflecting reduced marketing costs. The Garden segment’s adjusted operating margin was 8.7%.

Pet Segment Third Quarter Details

Net sales for the Pet segment for the quarter were $227.1 million, a decline of five percent from the third quarter of 2013. The decline encompassed most Pet categories and was primarily due to industry weakness and less shelf space in certain categories, as well as increased competition in the flea & tick category. The Pet segment’s branded product sales for the quarter decreased $17.4 million, or nine percent, to $177.1 million. Sales of other manufacturers’ products increased $6.7 million to $50.0 million, an increase of 15 percent compared with the third quarter of 2013, due primarily to increased sales in the independent channel.

The Pet segment’s operating income was $28.4 million, versus $33.1 million in the comparable prior year period. Pet segment gross margin improved, benefitting from higher gross margins in the small animal and dog & cat businesses. Despite the gross margin improvement, the Pet segment’s operating margin declined 140 basis points to 12.5%, due in part to higher marketing costs compared to the third quarter of last year. The majority of the marketing cost increase was attributable to the Company’s flea & tick business.

Year-to-Date Results

For the nine months ending June 28, 2014, the Company reported consolidated net sales of $1.23 billion, a decrease from $1.28 billion in the comparable 2013 period. Branded products sales were $1.00 billion, a seven percent decrease from the comparable 2013 period, and sales of other manufacturers' products increased eight percent to $229.9 million, benefitting from expanded distribution. Operating income for the period was $54.8 million compared to $66.5 million in the prior year. Excluding the third quarter Garden product discontinuance charge and the gain on the sale of fixed assets, adjusted operating income was $69.8 million. Net income for the nine months ended June 28, 2014 was $12.9 million compared to $20.7 million in the comparable 2013 period. Earnings per fully diluted share were $0.26 compared to $0.42 per fully diluted share in the year ago period. Excluding the third quarter Garden charge and the gain on the sale of fixed assets, adjusted net income was $22.3 million and adjusted earnings per fully diluted share were $0.45 for the period ended June 28, 2014.

Cash flow from operations for the quarter totaled $128.9 million compared to $96.7 million in the prior year period, an improvement of $32.2 million. At June 28, 2014, the Company’s cash and short term investments were $46.1 million. Total debt at June 28, 2014 was $450.3 million compared to $509.6 million at June 29, 2013, a decrease of $59.3 million. As of June 28, 2014, there were no borrowings outstanding on the Company’s senior-secured asset-based revolving credit facility and $390.0 million remained available. Net interest expense was $10.4 million for the quarter and $11.3 million in the prior year period. Depreciation and amortization expense was $9.2 million, an increase from $7.8 million in the third quarter of 2013. The Company’s effective tax rate for the third quarter was 37.0 percent compared to 34.3 percent in the third quarter of 2013 due to the absence of tax credits that benefitted the prior year period.

The Company will not be hosting a conference call.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, VITA FLEX® and HORSE HEALTHTM PRODUCTS. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and lower borrowing costs, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  disruptions in the Company’s business; and increased costs and expenses associated with the Company’s change initiatives;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  uncertainty about new products and marketing programs;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  implementation of a new enterprise resource planning information technology system;
  the impact on financial results of costs incurred to consider and respond to the unsolicited Harbinger proposal; and
  the impact of the Harbinger proposal on our business.

These risks and others are described in Central’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K filed December 12, 2013 and our Quarterly Report on Form 10-Q to be filed on August 7, 2014. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) Unaudited

	June 28,	June 29,	September 28,
ASSETS	2014	2013	2013
Current assets:
Cash and cash equivalents	$31,846	$20,482	$15,156
Short term investments	14,220	17,820	17,820
Accounts receivable (less allowance for doubtful accounts of $29,221, $23,355 and $21,158)	214,120	243,650	194,260
Inventories	365,035	413,070	391,934
Prepaid expenses and other	53,689	53,751	53,484
Total current assets	678,910	748,773	672,654

Land, buildings, improvements and equipment—net	177,660	190,921	188,913
Goodwill	205,756	210,223	205,756
Other intangible assets—net	76,923	75,670	79,868
Deferred income taxes and other assets	26,689	19,049	13,969
Total	$1,165,938	$1,244,636	$1,161,160

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$89,959	$112,313	$103,569
Accrued expenses	89,521	93,213	78,618
Current portion of long-term debt	296	205	142
Total current liabilities	179,776	205,731	182,329

Long-term debt	449,994	509,430	472,445
Other long-term obligations	43,236	37,845	36,362

Equity:
Common stock, $.01 par value: 12,308,802, 12,246,751, and 12,246,751 shares outstanding at June 28, 2014, June 29, 2013 and September 28, 2013	123	122	122
Class A common stock, $.01 par value: 36,479,590, 35,240,576 and 35,291,001 shares outstanding at June 28, 2014, June 29, 2013 and September 28, 2013	365	352	353
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	398,244	388,443	389,153
Accumulated earnings	90,466	100,173	77,592
Accumulated other comprehensive income	1,868	840	1,442
Total Central Garden & Pet Company shareholders’ equity	491,082	489,946	468,678
Noncontrolling interest	1,850	1,684	1,346
Total equity	492,932	491,630	470,024
Total	$1,165,938	$1,244,636	$1,161,160

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales	$437,987	$494,130	$1,230,119	$1,284,796
Cost of goods sold and occupancy	318,856	341,664	883,651	902,201
Gross profit	119,131	152,466	346,468	382,595
Selling, general and administrative expenses	100,705	119,574	291,628	316,051
Income from operations	18,426	32,892	54,840	66,544
Interest expense	(10,429)	(11,347)	(33,051)	(32,599)
Interest income	14	28	43	120
Other income (expense)	456	353	396	(676)
Income before income taxes and noncontrolling interest	8,467	21,926	22,228	33,389
Income taxes	3,133	7,520	8,217	11,370
Income including noncontrolling interest	5,334	14,406	14,011	22,019
Net income attributable to noncontrolling interest	647	681	1,137	1,367
Net income attributable to Central Garden & Pet Company	$4,687	$13,725	$12,874	$20,652

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.10	$0.28	$0.26	$0.43
Diluted	$0.09	$0.28	$0.26	$0.42

Weighted average shares used in the computation of net income per share:
Basic	49,148	48,173	48,732	48,037
Diluted	49,841	48,822	49,201	48,766

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures that exclude the impact of the garden charge and a gain recognized during the quarter ended June 28, 2014 in the garden segment related to the sale of plant assets may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods that should be considered when assessing our ongoing performance. Additionally, we have provided a comparison of our net debt amounts which can be used as a measure of our net debt balances. The Company believes that these non-GAAP financial measures provide useful information to investors and other users of its financial statements, such as lenders. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. While the Company's management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

	GAAP to Non-GAAP Reconciliation (unaudited, in thousands, except per share amounts)

	For the Three Months Ended
	June 28, 2014 GAAP	Garden Charge (A)	Gain on Sale Of Fixed Assets (B)	June 28, 2014 As Adjusted	June 29, 2013 GAAP
Net sales	$437,987	$7,035	$-	$445,022	$494,130
Cost of goods sold and occupancy	318,856	(9,873)	-	308,983	341,664
Gross profit	$119,131	$16,908	$-	$136,039	$152,466
Selling, general and administrative expenses	100,705	-	1,996	102,701	119,574
Income from operations	18,426	16,908	(1,996)	33,338	32,892
Net Income	$4,687	$10,652	$(1,258)	$14,081	$13,725
Earnings per share - Diluted	$0.09	$0.21	$(0.02)	$0.28	$0.28
Weighted Shares Outstanding	49,841	49,841	49,841	49,841	48,822

Gross margin	27.2%			30.6%	30.9%
Selling, general and administrative expenses as a percentage of sales	23.0%			23.1%	24.2%
Operating margin	4.2%			7.5%	6.7%
	For the Nine Months Ended
	June 28, 2014 GAAP	Garden Charge (A)	Gain on Sale Of Fixed Assets (B)	June 28, 2014 As Adjusted	June 29, 2013 GAAP
Net sales	$1,230,119	$7,035	$-	$1,237,154	$1,284,796
Cost of goods sold and occupancy	883,651	(9,873)	-	873,778	902,201
Gross profit	$346,468	$16,908	$-	$363,376	$382,595
Selling, general and administrative expenses	291,628	-	1,996	293,624	316,051
Income from operations	54,840	16,908	(1,996)	69,752	66,544
Net Income	$12,874	$10,652	$(1,258)	$22,268	$20,652
Earnings per share - Diluted	$0.26	$0.22	$(0.03)	$0.45	$0.42
Weighted Shares Outstanding	49,201	49,201	49,201	49,201	48,766

Gross margin	28.2%			29.4%	29.8%
Selling, general and administrative expenses as a percentage of sales	23.7%			23.7%	24.6%
Operating margin	4.5%			5.6%	5.2%

	For the Three Months Ended		For the Nine Months Ended
Garden Segment:
	Net Sales		Net Sales
June 28, 2014 as reported (GAAP)	$210,905		$601,688
Garden charge (A)	7,035		7,035
June 28, 2014 as adjusted	$217,940		$608,723

	Income from Operations	Operating Margin	Income from Operations	Operating Margin
June 28, 2014 as reported (GAAP)	$4,011	1.9%	$34,579	5.7%
Garden charge (A)	16,908		16,908
Gain on sale of fixed assets (B)	(1,996)		(1,996)
June 28, 2014 as adjusted	$18,923	8.7%	$49,491	8.1%

June 29, 2013 as reported (GAAP)	$13,668	5.3%	$39,090	6.3%

(A) The Non-GAAP financial information excludes the impact of a garden segment charge to write off inventory, account for product returns and promotional allowances and other costs related to the discontinuance of certain products introduced in 2013.

(B) The gain on sale of fixed assets correlates to the sale of plant assets during the quarter ended June 28, 2014 related to a product the garden segment will now purchase rather than produce.

	Net Debt Calculation (unaudited, in thousands)

Net Debt:	June 28, 2014	June 29, 2013
Current portion of long term debt	$296	$205
Long term debt	449,994	509,430
Total long term debt	450,290	509,635
Less:
Cash and cash equivalents	31,846	20,482
Short term investments	14,220	17,820
Net debt	$404,224	$471,333

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
Investor Relations